Exhibit 99.1

The Chefs’ Warehouse Acquires Cambridge Packing Company

Acquisition Accelerates Specialty Protein Expansion in Northeast

RIDGEFIELD, Conn., February 3, 2020 -- The Chefs’ Warehouse, Inc. (NASDAQ:CHEF), a premier distributor of specialty food products in North America, today announced that it has acquired substantially all of the assets of Cambridge Packing Company, based in Boston, Massachusetts. For nearly 100 years, and three generations, Cambridge Packing Company has been a staple for providing New England with the highest quality beef, poultry, pork, and seafood products.

“I would like to welcome Bruce Rodman, Alan Roberts and the entire Cambridge Packing organization into our growing family of companies,” said Christopher Pappas, Chairman and CEO of The Chefs’ Warehouse, Inc. “This acquisition offers The Chefs’ Warehouse the opportunity to continue to build our all-star team of specialty protein companies that complement our core cultural values. Similar to our organization, Cambridge Packing Company is high-touch, high-quality and committed to excellent service. We look forward to becoming the premier distributor partner for New England’s best chefs.”

Since inception in 1985, The Chefs’ Warehouse has been purveying high-quality, luxury, artisan, local and specialty products for the Northeast. Founded in New York, the Northeast is the Company’s largest market in North America.

“For three generations, Cambridge Packing Company has been known for supplying the highest quality specialty meats and seafood to the finest steakhouses and restaurants in New England and beyond,” said Bruce Rodman and Alan Roberts, owners of Cambridge Packing Company. “Today, with the acquisition by The Chefs’ Warehouse, we are now afforded the opportunity to take Cambridge to the next level. Alan and I, along with our skilled professionals, are looking forward to joining forces with The Chefs’ Warehouse family of companies.”

The acquisition of Cambridge Packing Company is expected to generate approximately $50 million in annual net sales.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 55,000 products to more than 34,000 customer locations throughout the United States and Canada.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including disposable income levels and changes in consumer discretionary spending; the Company’s ability to expand its operations in its existing markets and to penetrate new markets through acquisitions; the Company may not achieve the benefits expected from its acquisitions, which could adversely impact its business and operating results; the Company may have difficulty managing and facilitating its future growth; conditions beyond the Company’s control could materially affect the cost and/or availability of its specialty food products or center-of-the-plate products and/or interrupt its distribution network; the Company’s increased distribution of center-of-the-plate products, like meat, poultry and seafood, involves increased exposure to price volatility experienced by those products; the Company’s business is a low-margin business and its profit margins may be sensitive to inflationary and deflationary pressures; because the Company’s foodservice distribution operations are concentrated in certain culinary markets, the Company is susceptible to economic and other developments, including adverse weather conditions, in these areas; fuel cost volatility may have a material adverse effect on the Company’s business, financial condition or results of operations; the Company’s ability to raise capital in the future may be limited; the Company may be unable to obtain debt or other financing, including financing necessary to execute on our acquisition strategy, on favorable terms or at all; and the Company’s business operations and future development could be significantly disrupted if it loses key members of its management team. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2019 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415